Exhibit 23.6

November 14, 2011

JPMorgan Chase & Co. 270 Park Avenue New York, New York 10017

Ladies and Gentlemen:

JPMorgan Chase & Co., a Delaware corporation (the “Company”), is filing with the Securities and Exchange Commission (the “Commission”) a Registration Statement on Form S-3 for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”), among other securities, the Company’s Global Medium-Term Notes, Series E (the “Notes”), to be issued from time to time pursuant to the Indenture dated as of May 25, 2001 between the Company and Deutsche Bank Trust Company Americas (formerly Bankers Trust Company), as trustee, as supplemented by a First Supplemental Indenture dated as of April 9, 2008 and a Second Supplemental Indenture dated as of November 14, 2011.

We hereby consent to any reference to us, in our capacity as special tax counsel to the Company, or any opinion of Sidley Austin llp delivered in such capacity in a pricing supplement relating to the offer and sale of any particular Note or Notes prepared and filed by the Company with the Commission on this date or a future date.

In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours, /s/ Sidley Austin llp

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